1Q2005 Conference Call Script

May 25, 2005

Opening - Bill Wells

Good morning and thank you for participating in the SpectRx conference call and webcast to discuss first quarter 2005 results.

For today's call we have: SpectRx Chairman and CEO Mark Samuels....... President and Chief Operating Officer Bill Arthur....., Dr. Mark Faupel, president and chief operating officer of subsidiary Guided Therapeutics and Bobby Noorani, Controller & Principal Accounting Officer.

This conference call will consist of a management presentation followed by a question and answer session. During this call the Company will be making forward-looking statements. These statements can obviously differ from actual results, so relying on them is subject to risk. Factors that could cause forward-looking statements in this call to differ materially from actual results are discussed in the company's Form 10-KSB for the year ending December 31, 2004, and any subsequent filings with the Securities and Exchange Commission.

So at this time I will turn the conference call over to Mark Samuels --- please go ahead Mark.

Welcome - MAS

Thank you Bill. I want to welcome everyone to our first quarter 2005 conference call.

I am very pleased to report today a significant gain in revenue in the first quarter for our SimpleChoice product line. As we discussed in our last call, first quarter SimpleChoice product revenue exceeded 300 thousand dollars - a three-fold increase over the same quarter a year ago. This increase is due in large part to opening up additional markets for our existing infusion sets and reservoir. We believe that the upcoming launch of our new 90-degree infusion set will enable us to continue this positive trend in revenue growth.

In addition to increasing product revenues, we continue to receive income from our established government contracts and grants and earn out payments from the sale of the BiliChek product line. We received 330,000 dollars in BiliChek earn out payments in April from Respironics.

We also continue to closely manage our resources. We are in the process of setting up asset-based financing that is expected to provide working capital sufficient to carry us through the first quarter of 2006, assuming we meet our sales forecast.

Pause

We are also very encouraged by the progress being made in the development of our non-invasive cervical cancer detection device. Enrollment in the ongoing FDA pivotal clinical trial has topped 300 patients; we've opened an additional clinical site and have begun work on opening a fifth site.

Meanwhile, we received encouraging news on the regulatory front last week. Comments made at an FDA panel meeting regarding non-invasive cervical cancer detection have boosted our confidence in our current clinical trial protocol, planned indications for use and market entry positioning.

Pause

As you know, we believe our interstitial fluid, or ISF, extraction technology is a platform for monitoring glucose and a variety of other analytes in the body. While we are continuing our efforts on glucose monitoring, we are also excited about progress in another development program. A small pilot clinical study of our continuous alcohol monitoring technology is scheduled for next month at Boston University School of Medicine. The study follows almost two years of research and development our partners and we have conducted as part of a contract with the National Institute for Alcohol Abuse and Alcoholism. Much of the technology being developed for the alcohol monitor is directly portable to our continuous glucose monitoring program.

Pause

Now to go into more detail about our SimpleChoice diabetes business, I'll turn the call over to President and COO Bill Arthur, Bill.........

Thanks Mark.

As Mark mentioned earlier, SimpleChoice product sales posted a healthy gain in the first quarter up by 300 percent.... And we continued to be encouraged by our prospects in several key market segments. Our sales efforts are focused on opening up new markets and expanding our customer base in existing channels.

We are also making progress toward the launch of our new, ergonomically designed 90-degree infusion set - called the twist -- which we expect to have on the market in the next few weeks. We have customers evaluating our sets now. Our plan is to greatly expand the number of people wearing twist on an evaluation basis while we ramp up production. We believe that if this product is successful, it will allow us greater access to a much larger segment of the $400 million insulin pump infusion set market.

We attended the American Association of Clinical Endocrinologists trade show last week and began showing our new twist set to the outside world. Reaction among these diabetes professionals was very encouraging.

I believe that we are creating positive momentum in our SimpleChoice diabetes business and we continue to press forward. We have been hampered by delays in getting products to market, but I believe that we are putting those issues behind us. We continue to apply our resources to the areas that will have the most positive impact for the company.  We believe that once we get our twist infusion set on the market, we will begin to see significant improvement in sales.

Pause

Turning now to continuous glucose monitoring....... Efforts to secure a sensor technology partner for our interstitial fluid monitor continue with active discussions in progress with a number of potential collaborators. We also expect results of a 110-patient clinical study of the technology involving children with diabetes to be published in the June issue of the peer-reviewed journal Diabetes Technology and Therapeutics.

With that I'd like to turn the call back over to Mark.

Thanks Bill.

As many of you know, we were late in filing our 10-KSB for 2004 and 10-QSB for the first quarter of 2005. The delay in filing both documents was due in part to a later than usual start to our year-end audit.

To bring us up to date on our financial results, I'll turn the call over to Controller & Principal Accounting Officer Bobby Noorani.

Thank you Mark.

We have had a significant increase in overall revenue driven by an increase in simple choice revenue as compared to earlier quarters. From an overall perspective, we are behind where we expected to be at this point following our financing last year primarily due to delays in expanding our product line. However, SimpleChoice sales did pick up substantially in the 1st quarter of this year.

SimpleChoice sales for the 1st quarter totaled $326,000 as compared to $78,000 during the 1st quarter of 2004 and $118,000 in the 4th quarter of 2004.

The total revenue for the 1st quarter of 2005 was $369,000, compared to $125,000 in the 1st quarter of 2004.

Our quarterly operating results illustrate our continuing management of expenses versus prior year. We had a decrease of $250,000, or 18%, in overall expenses for the quarter when compared to the same quarter of 2004, primarily due to reduction in R&D expense, which is down by $275,000 and partially offset by a $38,000 increase in G&A expense.

Operating loss for the quarter was $1.2 million compared to a $1.6 million loss for the same quarter in 2004.

The net loss attributable to stockholders for the 1st quarter of 2005 was $1.4 million, compared to $7.5 million in the 1st quarter of the previous year.

Comparison of net loss in 2005 to 2004 includes two significant items related to financing activities in 2004, which were:

$871,000 of non-cash interest expense due to the value of the warrants issued in conjunction with the bridge loans;

and,

the $5 million deemed dividend recognized in the 1st quarter of 2004.

Cash on hand at the end of the 1st quarter was approximately $26,000. This does not include about $330,000 that was due from Respironics on March 31st, but was received on April 1st.

Stockholders' equity decreased from a deficit of $3.7 million at the end of 1st quarter 2004 to a deficit of $5.1 million at the end of the 1st quarter of 2005. $3.2 million of this deficit was due to the write off of SimpleChoice intangibles in 2004

I'll now turn the call back over to Mark Samuels........ Mark.

Thank you Bobby.

As part of our plan to focus the public company on diabetes management, we have created a separate organization to commercialize our non-invasive cancer detection technology. We are currently financing this organization - called Guided Therapeutics - through grants and contracts.

Now here to update you on our non-invasive cancer detection business is Doctor Mark Faupel, president and COO of Guided Therapeutics.

Thanks Mark.

As mentioned earlier, we are pleased with recent the progress made in the development of our non-invasive cervical cancer detection device.

We have enrolled more than 300 patients in our ongoing FDA pivotal clinical trials. That's out of about 1,500 patients we expect to enroll. Since our last conference call, we have added another clinical site to the trial -- St. Francis Hospital in Hartford, which is affiliated with the University of Connecticut. The other clinical sites are Parkland hospital in Dallas, Emory University/Grady hospital in Atlanta and the University of Miami. We have also submitted the necessary protocol for Institutional Review Board approval at our fifth site.

Meanwhile, there were significant developments on the regulatory front last week. At an FDA panel review meeting, the agency provided clear guidance for acceptable performance for a non-invasive cervical cancer detection device. After reviewing the guidance and results of the panel meeting, I believe that our technology is now the leading candidate to be the first viable biophotonic product for cervical cancer detection. We also believe that our business model, device performance and market entry positioning will allow our product to be accepted by regulators and a broad base of customers.

Funding for our ongoing clinical trials and commercialization work is supported by grants from the National Cancer Institute and the Georgia Research Alliance.

As you may recall, our rapid, point-of-care, non-invasive test, unlike Pap smears and HPV testing, does not require a tissue sample or the delay of laboratory analysis. To date more than 1,300 women have been tested with prototype devices, which have consistently provided better results than other tests.

The product is being designed as a low-cost device with single-patient-use calibration disposables. Additionally, we believe that the test is immediately reimbursable under existing CPT codes, and that the market opportunity for this product is approximately 1.3 billion dollars.

I'll now turn the call back over the Mark Samuels......

Thank you Mark.

While we are disappointed with the amount of time it has taken to create a more successful SimpleChoice product line, we believe we now have a handle on the production issues that caused the delays and believe that significant revenue growth can be achieved. Our plan is simple:

to complete an asset-based financing to provide working capital while we launch the 90-degree twist product and build sales to add additional products to the SimpleChoice line

to substantially recapitalize the company as out sales model is proven, and:

to seek a relisting on NASDAQ sometime toward the end of 2006.

In parallel to these activities, we plan to establish a mechanism to create additional value with our Continuous Glucose Monitoring and related platform-related products such as the alcohol monitor and with our cancer detection technology through in-house development our as a separate entity.

We look forward to updating you as we continue to execute on our plans.

At this time, I would like to turn the call over to the operator for questions.

After Questions

Thank you operator and thank you for participating in our first quarter 2005 conference call.